Exhibit 99.1

AYALA PHARMACEUTICALS, INC.

UNANIMOUS WRITTEN CONSENT OF THE

BOARD OF DIRECTORS

The undersigned, being all of the members of the Board of Directors (the “Board”) of Ayala Pharmaceuticals, Inc., a Delaware corporation (the “Company”), acting in accordance with Section 141(f) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby take the following actions and adopt the following recitals and resolutions by unanimous written consent in lieu of a meeting:

Ratification of Defective Acts

WHEREAS, on October 5, 2021, the Company purported to issue 249,700 shares of the Company’s Common Stock, par value $0.01 per share, in one or more “at-the-market” offerings pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-256792) (the “ATM Offerings”) through Jefferies LLC acting as sales agent (the “Stock Issuance”);

WHEREAS, pursuant to resolutions adopted by the Board on May 13, 2021, the Board delegated to the ATM Pricing Committee of the Board (the “ATM Pricing Committee”) the full power, authority and discretion on behalf of the Board with regard to the ATM Offerings;

WHEREAS, the Board has determined that the Stock Issuance may constitute a defective corporate act and the shares issued in connection therewith may constitute putative stock (as defined in Section 204(h) of the General Corporation Law) because the authority to consummate the Stock Issuance approved by the ATM Pricing Committee expired on September 30, 2021 and the Stock Issuance failed to have been duly authorized by the Board in accordance with Section 152 of the General Corporation Law; and

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company and its stockholders to ratify the Stock Issuance and the issuance of putative stock related thereto pursuant to and in accordance with Section 204 of the General Corporation Law.

NOW, THEREFORE, BE IT RESOLVED, that the Stock Issuance is the defective corporate act to be ratified hereby.

RESOLVED FURTHER, that the date of the Stock Issuance is October 5, 2021.

RESOLVED FURTHER, that the Stock Issuance involved the issuance of 249,700 shares of Common Stock on October 5, 2021, all of which were putative stock (the “Putative Stock”).

RESOLVED FURTHER, that the nature of the failure of authorization in respect of the Stock Issuance is the failure of such issuance to have been duly authorized by the Board in accordance with Section 152 of the General Corporation Law.

RESOLVED FURTHER, that, pursuant to and in accordance with Section 204 of the General Corporation Law, the ratification of the Stock Issuance and the issuance of the Putative Stock be, and hereby is, approved, adopted and confirmed in all respects.

Actions in Furtherance of Ratification

WHEREAS, any claim that any defective corporate act or putative stock referenced herein being ratified under Section 204 of the General Corporation Law is void or voidable due to the failure(s) of authorization, or that the Delaware Court of Chancery should declare in its discretion that the ratification thereof in accordance with Section 204 of the General Corporation Law not be effective or be effective only on certain conditions must be brought within the later of 120 days from the relevant validation effective time and the time at which the notice, if any, required by Section 204(g) is given.

NOW, THEREFORE, BE IT RESOLVED, that the officers of the Company be, and each of them hereby is, authorized, empowered and directed, for and on behalf of the Company, to deliver a notice of the ratification of the defective corporate act and putative stock set forth herein in the form and containing the information required by Section 204 of the General Corporation Law.

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized, empowered and directed, for and on behalf of the Company, to take any and all actions, to negotiate for and enter into agreements and amendments to agreements, to perform all such acts and things, to execute, file, deliver or record in the name and on behalf of the Company, all such certificates, instruments, agreements or other documents, and to make all such payments as they, in their judgment, or in the judgment of any one or more of them, may deem necessary, advisable or appropriate in order to carry out the purpose and intent of, or consummate the transactions contemplated by the foregoing resolutions and/or all of the transactions contemplated therein or thereby, the authorization therefor to be conclusively evidenced by the taking of such action or the execution and delivery of such certificates, instruments, agreements or documents.

This Unanimous Written Consent may be executed in counterparts, including by facsimile, PDF, email or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com), each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Unanimous Written Consent shall be filed with the minutes of the proceedings of the Board.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being all of the members of the Board, do hereby execute this Unanimous Written Consent on the date set forth opposite each such undersigned’s name.

Dated:	November 29, 2021	/s/ Vered Bisker-Leib, Ph.D.
Vered Bisker-Leib, Ph.D.

Dated:	November 29, 2021	/s/ Murray Goldberg
Murray Goldberg

Dated:	November 30, 2021	/s/ Roni Mamluk, Ph.D.
Roni Mamluk, Ph.D.

Dated:	November 30, 2021	/s/ David Sidransky, M.D.
David Sidransky, M.D.

Dated:	November 29, 2021	/s/ Robert Spiegel, M.D., F.A.C.P.
Robert Spiegel, M.D., F.A.C.P.

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